Exhibit 99.1

FOR IMMEDIATE RELEASE

Sonoma Pharmaceuticals Reports First Quarter FY 2019 Financial Results

• Total Revenue up 20% over March 2018 Quarter

• Total Revenue up 14% over June 2017 Quarter

Conference Call Begins at 4:30pm EDT Today

PETALUMA, CA—(August 8, 2018) —Sonoma Pharmaceuticals, Inc. (Nasdaq: SNOA), today announced financial results for the first quarter FY 2019 ended June 30, 2018. Total revenue of $4.4 million for the first quarter ended June 30, 2018, was up 14% when compared to $3.8 million for the same period last year. Product revenues of $4.1 million for the first quarter ended June 30, 2018, was up 14%, or $492,000, when compared to the same period last year, with increases in the U.S. and Latin American revenue.

“We’re pleased by our company's first quarter revenue growth and are excited to see the initial success behind our recently launched mail-order prescription delivery program,” says Jim Schutz, Sonoma Pharmaceuticals CEO. “We have a good track record of engaging doctors to support our differentiated patient solutions in the dermatology market. We believe our new mail-order, direct-to-patient initiative will help to address the challenges with insurance coverage and the use of rebates and will also enable us to better serve our patients. We were encouraged to see the percent of prescriptions directed to and fulfilled by this program increase throughout the first quarter FY2019. Also, in the quarter, we expanded our addressable markets as the result of new FDA approvals for our dermatology and eye care product lines and additional market approvals and partnerships for our products internationally.”

Business Highlights:

• Received U.S. FDA clearance for post-laser therapy gel enabling entry into lucrative cosmetic markets.

• Received FDA clearances to add antimicrobial language to key dermatology and eye care products.

• Relaunched Acuicyn™ eye care solution with next-gen formulation, antimicrobial name and enhanced packaging to more aggressively compete in eye hygiene market.

• Launched direct-to-patient mail order program accounting for 20% of dermatology units shipped in month of June.

• Signed a license and supply agreement in June 2018 with the largest pharmaceutical company in Brazil, NC Group/U.SK, to commercialize seven HOCl products.

• Received approval from United Arab Emirates (UAE) Ministry of Health & Prevention for seven products addressing the following indications; daily eyelid hygiene, antimicrobial nasal cleaning, antiseptic mouth and throat rinse, acne and several anti-fungal indications.

Results for the Three Months Ended June 30, 2018

Product revenues in the United States of $2 million for the three months ended June 30, 2018, increased by $112,000, or 6%, as compared to $1.9 million for the three months ended June 30, 2017. This increase was mostly the result of higher sales of the company’s dermatology and animal health care products, partly offset by a decrease in sales of our acute care products. While the gross dermatology revenue showed strong growth, the amount of the rebate costs and the growth in units sold were still impacted by the reset of the health care plans in January and the growth of high deductible health care programs.

Product revenue in Latin America for the quarter ended June 30, 2018, was $1.1 million, up 90% from the same period last year. This amount reflects the high growth in the sale of products to Invekra and the sale of products into the Latin America market, following the completion of Sonoma’s asset sale to Invekra in October 2016. Sonoma will continue to supply products to Invekra until its manufacturing facility is operational.

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Product revenue in Europe and the rest of the world of $1 million, for the first quarter ended June 30, 2018, decreased by $130,000, or 11%, as compared to $1.2 million for the three months ended June 30, 2017. This decrease was the result of lower sales in the Middle East and Singapore, partly offset by higher sales in China, Korea, Australia, New Zealand and India.

Gross profit for the quarter ended June 30, 2018, was $1.7 million, or 40% of total revenue, compared to a gross profit of $1.8 million, or 46% of total revenue in the same period in the prior year. The decrease in gross profit, as a percentage of revenue, was primarily due to the change in the mix as a result of higher sales in Latin America to Invekra at a low profit margin.

Operating expenses minus non-cash expenses during the first quarter of fiscal year 2019 were $4.9 million, up $206,000 or 4%, as compared to the same period in the prior year. This increase in operating expenses was mostly due to higher marketing and legal expenses in the United States, partly offset by a decline in Latin American expenses.

Loss from operations was $3.5 million, down $50,000, compared to $3.5 million for the same period last year. Operating loss less non-cash expenses (EBITDA) for the three months ended June 30, 2018, was $3.1 million, compared to $2.8 million for the same period last year.

As of June 30, 2018, Sonoma had cash and cash equivalents of $7.7 million, as compared to $10.1 million as of March 31, 2018.

Conference Call

Sonoma’s management will hold a conference call today to discuss first quarter fiscal year 2019 results and answer questions beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at https://edge.media-server.com/m6/p/b5tvh3bj. Please log on approximately 10 minutes prior to the presentation in order to register and download the appropriate software, if any. Also, participants can download a graphical presentation of the quarterly results at this same site, which provides greater granular detail in conjunction with the call.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 1292509. A webcast replay will be available on the site at http://ir.sonomapharma.com/events.cfm for one year following the call.

About Sonoma Pharmaceuticals, Inc.

Sonoma is a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.sonomapharma.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Sonoma Pharmaceuticals, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “provide,” “entry,” and “commercialize,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to meet the Company’s cash needs, fund further development and clinical studies, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Sonoma Pharmaceuticals™ is a trademark or registered trademark of Sonoma Pharmaceuticals, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Sonoma Pharmaceuticals, Inc.

Bob Miller

CFO

(925) 787-6218

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30,	March 31,
	2018	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,685	$10,066
Accounts receivable, net	2,214	1,537
Inventories	2,600	2,865
Prepaid expenses and other current assets	1,276	1,547
Current portion of deferred consideration, net of discount	218	239
Total current assets	13,993	16,254
Property and equipment, net	988	1,136
Deferred consideration, net of discount, less current portion	1,174	1,322
Other assets	478	494
Total assets	$16,633	$19,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,336	$1,272
Accrued expenses and other current liabilities	1,608	1,406
Deferred revenue	139	147
Deferred revenue Invekra	54	59
Current portion of long-term debt	194	230
Current portion of capital leases	151	147
Total current liabilities	3,482	3,261
Long-term deferred revenue	389	443
Long-term debt, less current portion	29	32
Long-term capital leases, less current portion	104	144
Total liabilities	4,004	3,880
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at June 30, 2018 and March 31, 2018, respectively	–	–
Common stock, $0.0001 par value; 12,000,000 shares authorized at June 30, 2018 and March 31, 2018, 6,432,749 and 6,171,736 shares issued and outstanding at June 30, 2018 and March 31, 2018, respectively	1	1
Additional paid-in capital	178,003	176,740
Accumulated deficit	(160,898)	(157,440)
Accumulated other comprehensive loss	(4,477)	(3,975)
Total stockholders’ equity	12,629	15,326
Total liabilities and stockholders’ equity	$16,633	$19,206

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2018	2017
Revenues
Product	$4,095	$3,603
Service	274	232
Total revenues	4,369	3,835
Cost of revenues
Product	2,424	1,913
Service	214	160
Total cost of revenues	2,638	2,073
Gross profit	1,731	1,762
Operating expenses
Research and development	350	382
Selling, general and administrative	4,933	4,763
Total operating expenses	5,283	5,145
Loss from operations	(3,552)	(3,383)
Interest expense	(12)	(10)
Interest income	55	53
Other income (expense), net	51	(168)
Net loss	(3,458)	(3,508)
Net loss per share: basic and diluted	$(0.55)	$(0.82)
Weighted-average number of shares used in per common share calculations: basic and diluted	6,241	4,294
Other comprehensive loss
Net loss	$(3,458)	$(3,508)
Foreign currency translation adjustments	(502)	200
Comprehensive loss	$(3,960)	$(3,308)

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Reconciliation of Gaap Measures To Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2018	2017
(1) Loss from operations minus non-cash expenses (EBITDA):
GAAP loss from operations as reported	$(3,552)	$(3,383)
Non-cash adjustments:
Stock-based compensation	347	438
Depreciation and amortization	121	109
Non-GAAP loss from operations minus non-cash expenses (EBITDA)	$(3,084)	$(2,836)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	$(3,458)	$(3,508)
Non-cash adjustments:
Stock-based compensation	347	438
Depreciation and amortization	121	109
Non-GAAP net loss minus non-cash expenses	$(2,990)	$(2,961)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$5,283	$5,145
Non-cash adjustments:
Stock-based compensation	(312)	(394)
Depreciation and amortization	(56)	(42)
Non-GAAP operating expenses minus non-cash expenses	$4,915	$4,709

(1)	Loss from operations minus non-cash expenses (EBITDA) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, and non-cash foreign exchange transaction losses. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Product Related Revenue Schedules

(In thousands)

(Unaudited)

The following table shows the Company’s product revenues by geographic region:

	Three Months Ended June 30,
	2018	2017	$ Change	% Change
United States	$1,971	$1,859	$112	6%
Latin America	1,079	569	510	90%
Europe and Rest of the World	1,045	1,175	(130)	(11)%
Total	$4,095	$3,603	$492	14%

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